Exhibit 10.1

AMENDMENT

This Amendment (this “Amendment”) is made and entered into as of July 28, 2011, by and among Gramercy Capital Corp., a Maryland corporation (“Gramercy”), GKK Capital LP, a Delaware limited partnership (the “Partnership”), and Roger M. Cozzi (the “Executive”).

WHEREAS, Gramercy and the Executive are parties to that certain Severance Agreement, dated as of October 27, 2008 (the “Severance Agreement”);

WHEREAS, the Partnership is the successor to the obligations of GKK Manager LLC (“GKK Manager”) under that certain Employment and Noncompetition Agreement, dated as of October 27, 2008, between GKK Manager and the Executive (the “Employment Agreement”);

WHEREAS, the initial term of each of the Severance Agreement and the Employment Agreement (collectively, the “Agreements”) is scheduled to expire on December 31, 2011; and

WHEREAS, the parties hereto desire to extend the initial term of the Agreements for a period of six months on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1.           The Original Term of each of the Agreements (as defined therein) is hereby extended to continue through June 30, 2012 (the “Expiration Date”) and the second sentence of Section 1 of each of the Agreements, which relates to the automatic extension of the Original Term in certain circumstances, is hereby deleted from each of the Agreements.

2.           The Partnership agrees that the Executive will be awarded the following discretionary bonuses pursuant to Section 3(b) of the Employment Agreement: (i) for 2011, a discretionary bonus of at least $1,300,000, provided that the Executive remains employed by Gramercy and/or the Partnership through December 31, 2011, which bonus shall be paid to the Executive in a single-lump sum on or prior to December 31, 2011, provided however, if the Executive does not remain employed by Gramercy and/or the Partnership through December 31, 2011, then a pro rata portion of such bonus (based on the number of days remaining in 2011 following the date of the Executive’s termination of employment as a percentage of the total number of days in 2011) must be repaid by the Executive to the Partnership within 10 days following the Executive’s termination of employment, and (ii) for the period from January 1, 2012 through the Expiration Date, a discretionary bonus of at least $650,000, which shall be paid to the Executive within 30 days following the Expiration Date provided that the Executive remains employed by Gramercy and/or the Partnership through the Expiration Date.  In addition, for purposes of calculating any Prorated Annual Bonus payable to the Executive pursuant to Section 7(a), (c) or (d) of the Employment Agreement as a result of a termination prior to the Expiration Date, the Prior Annual Bonus shall be deemed to be the greater of $1,300,000 or the amount that it otherwise would have been if calculated in accordance with the Employment Agreement.

3.           Notwithstanding the provisions of Section 7(a) of the Employment Agreement, but subject to the provisions of Section 19 of the Employment Agreement, which relate to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if the Executive becomes entitled to receive the severance payments and benefits pursuant to Section 7(a) of the Employment Agreement as a result of a termination of the Executive’s employment with the Partnership in connection with or within 18 months after a Change-in-Control (as defined in the Employment Agreement), then (i) the Partnership, in lieu of continuing to pay Base Salary (at the rate in effect on the date of termination) to the Executive for a period of 24 months on the same periodic payment dates as payment would have been made to the Executive if the Executive had not been terminated, will pay to the Executive an amount equal to 24 months of the Executive’s Base Salary (at the rate in effect on the date of termination) in a single lump-sum on the 30th day following the Termination Date (as defined in the Employment Agreement) and (ii) the Partnership will pay all amounts owed pursuant to Section 7(a)(ii) (as modified by Section 7(a)(v)) of the Employment Agreement in a single lump-sum on the 30th day following the Termination Date; provided that such Change-in-Control also constitutes a “change in ownership or effective control” of Gramercy or a “change in the ownership of a substantial portion of Gramercy’s assets” for purposes of Section 409A of the Code.  If such Change-in-Control does not constitutes a “change in ownership or effective control” of Gramercy or a “change in the ownership of a substantial portion of Gramercy’s assets” for purposes of Section 409A of the Code, then this Section 3 shall not apply and the provisions of Section 7(a) of the Employment Agreement shall apply in accordance with their terms.  For purposes of clarity, nothing in this Section 3 shall amend or otherwise alter the provisions of Section 7(a)(iii) and (iv) of the Employment Agreement, whether in connection with a termination of employment described in this Section 3 or otherwise.

4.           The parties hereto hereby agree that the provisions of Section 7(a) of the Employment Agreement and Section 3 of this Amendment shall survive the Expiration Date to the extent that such provisions relate to a termination of employment described in Section 7(a) of the Employment Agreement that occurs either in connection with or within 18 months after a Change-in-Control (as well as the provisions of Sections 6, 14 and 19 Employment Agreement and Section 5 of this Amendment, to the extent necessary to effectuate the survival of such provisions). As a result, in the event that the Executive’s employment is terminated by the Partnership without Cause or by the Executive for Good Reason in connection with or within 18 months after a Change-in-Control, then the Executive will be entitled to receive the severance benefits and payments set forth in the Employment Agreement, as amended by this Amendment, regardless of whether such termination or Change-in-Control occur before or after the Expiration Date. In addition, the parties hereby agree that a termination of the Executive’s employment under the Employment Agreement will be deemed to have been in connection with a Change-in-Control in the event that it occurs after the signing of a definitive agreement to effectuate a transaction that would constitute a Change-in-Control and prior to the closing of such transaction pursuant to such definitive agreement; provided that such termination will not be deemed to have been in connection with a Change-in-Control if such transaction is not consummated or, when consummated, does not constitute a Change-in-Control.

5.           The parties hereto hereby agree that upon a termination of employment described in Section 7(a) of the Employment Agreement, if the Executive’s annual performance bonus for the fiscal year prior to the year that includes the Termination Date had been determined but has not been paid to the Executive as of Termination Date, then such bonus shall be paid to the Executive on the 30th day following the Termination Date or such earlier date as may be required by applicable law.

6.           Gramercy, the Partnership and the Executive hereby acknowledge that they are concurrently entering into an amendment to the LTIP Unit Award Agreement that was entered into as of October 28, 2008 and agree that all references in the Severance Agreement to such LTIP Unit Award Agreement shall be deemed to refer to such agreement, as amended.

7.           All other provisions of the Agreements shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Agreements except to the extent specifically provided for herein.

8.           Any controversy or claim arising out of or relating to this Amendment or the breach of this Amendment that is not resolved by the parties hereto shall be submitted to arbitration in New York, New York in accordance with New York law and the procedures of the American Arbitration Association.  The determination of the arbitrator(s) shall be conclusive and binding on the parties hereto and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

9.           No amendment, modification or waiver in respect of this Amendment shall be effective unless it shall be in writing and signed by the party against whom such amendment, modification or waiver is sought.

10.           If any provision of this Amendment (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstances shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion hereof) or the application of such provision to any other persons or circumstances.

11.           This Amendment shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any entity with which or into which Gramercy or the Partnership may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.  This Amendment shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, assigns, heirs, distributees, devisees and legatees.

12.           This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

13.           This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

14.           Subject to the provisions of Section 8, the Executive agrees to submit to the jurisdiction of the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, for the purpose of any action to enforce any of the terms of this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

GRAMERCY CAPITAL CORP.

By:	/s/ Jon W. Clark
Name: Jon W. Clark
Title: Chief Financial Officer

GKK CAPITAL LP

By:	Gramercy Capital Corp., its general
partner

By:	/s/ Jon W. Clark
Name: Jon W. Clark
Title: Chief Financial Officer

EXECUTIVE

/s/ Roger M. Cozzi
Roger M. Cozzi